Exhibit (e)(3)

                    FORM OF PILGRIM GROWTH OPPORTUNITIES FUND
               AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

     This Amended and Restated Plan (the "Plan") constitutes the Distribution and Service Plan of PILGRIM GROWTH OPPORTUNITIES FUND, a Massachusetts business trust (the "Fund").

     SECTION 1. SERVICE FEE. The Fund will pay to ING PILGRIM SECURITIES, INC., a Delaware corporation, and each successor principal distributor of the Fund's shares pursuant to this Plan (each thereof, a "Distributor"), so long as it shall be providing shareholder services, as compensation for providing, or arranging for the provision of, shareholder services in respect of the Fund, a monthly service fee (the "Service Fee") at the annual rate of 0.25 of 1% of the average net asset value of the Fund, as determined at the close of each business day during the month. The Distributor may pay all or any portion of the Service Fee to securities dealers as service fees pursuant to agreements with such dealers for providing personal services to investors in shares of the Fund and/or the maintenance of shareholder accounts, or may use all or any portion of the Service Fee to pay for expenses of the Distributor (including overhead expenses) incurred in connection with the provision of personal services provided to investors in shares of the Fund and/or the maintenance of shareholder accounts, including without limitation, expenses of personnel and communications equipment used in servicing shareholder accounts. All payments of Service Fees under this plan are intended to qualify as "service fees" within the meaning of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), as in effect from time to time.

     SECTION 2. DISTRIBUTION FEE. In addition to the Service Fee, the Fund will pay to each Distributor, as compensation for acting as principal distributor in respect of each class of the Fund's shares and as reimbursement of the distribution expenditures incurred in connection therewith, including those listed below, its "Allocable Portion" (as hereinafter defined) of a fee (the "Distribution Fee") computed in respect of such class of shares as follows: (i) at the annual rate of 0.75 of 1% of the average net asset value of the Fund attributable to Class B shares and Class C shares; (ii) at the annual rate of
0.70 of 1% (or such lower rate as the Trustees of the Fund may establish from time to time) of the average net asset value of the Fund attributable to Class T shares; and (iii) at the annual rate of 0.05 of 1% (or such lower rate as the Trustees of the Fund may establish from time to time) of the average net asset value of the Fund attributable to Class A shares, as determined at the close of each business day during the month. Such expenditures may consist of: (i)
commissions to sales personnel for selling shares of the Fund (including interest and other financing costs in the case of Class B, Class C and Class T shares) (ii) compensation, sales incentives and payments to sales, marketing and
service  personnel;   (iii)  payments  to  broker-dealers  and  other  financial institutions which have entered into agreements with the Distributor in the form of the Selling Group Agreement for Pilgrim Funds for distribution services rendered in connection with the sale and distribution of shares of the Fund;
(iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to each class of shares of the Fund; (v) the costs of preparing and distributing promotional materials; (vi) the cost of
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printing the Fund's  prospectus  and  statement of  additional  information  for distribution to potential investors; and (vii) such other similar services that the Trustees determine are reasonably calculated to result in sales of shares of the Fund.

     With respect to that portion of the Distribution Fee derived from Class T shares, the Distributor may use all or a portion of that amount to compensate Advest Inc. for services provided to holders of Class T shares, and to compensate Advest, Inc. for distribution-related expenses previously incurred by Advest, Inc. together with interest thereon, including but not limited to commissions paid by Advest, Inc. to selling dealers in connection with the sale of Class T shares.

     Any payment of Distribution Fees under this Plan is intended to constitute an "asset-based sales charge" within the meaning of the Conduct Rules of the NASD.

     The underwriting agreement or distribution contract between the Fund and each Distributor relating to the Class B shares of the Fund (the "Distributor's Contract") shall provide that: (I) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion of the Distribution Fee payable in respect of the Class B shares of the Fund upon the settlement date of each sale of a "Commission Share" (as defined in the Distributor's Contract) of such class taken into account in determining such Distributor's Allocable Portion of such Distribution Fee in respect of such class; (II) the Fund's obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable in respect of such class shall not be terminated or modified for any reason (including a termination of the Distributor's Contract between such Distributor and the Fund) except: (a) to the extent required by a change in the Investment Company Act of 1940 (the "Act"), the rules thereunder or the Conduct Rules of the NASD, in each case enacted or promulgated after April 30, 2001; (b) on a basis which does not alter the Distributor's Allocable Portion of the Distribution Fee computed with reference to Commission Shares the Date of Original Issuance (as defined in the Allocation Schedule attached to the Underwriting Agreement) of which occurs on or prior to the adoption of such termination or modification and with respect to Free Shares (as defined in the Allocation Schedule) which would be attributed to such Distributor under the Allocation Schedule with reference such Commission Shares; or (c) in connection with a "Complete Termination" (as hereinafter defined) of this Plan in respect of the Class B shares of the Fund; (III) the Fund will not take any action to waive or change any contingent deferred sales charge ("CDSC") in respect of the Class B shares of the Fund, except as provided in the Fund's prospectus or statement of additional information without the consent of such Distributor or its assigns; (IV) neither the termination of such Distributor's role as principal distributor of the Class B shares of the Fund, nor the termination of such Distributor's Contract, nor the termination of this Plan will terminate such Distributor's right to its Allocable Portion of the CDSCs; and (V) such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to the Service Fees and its Allocable Portion of the Distribution Fees and CDSCs (but not such Distributor's obligations to the Fund under the Distributor's Contract) to raise funds to make the expenditures related to the distribution of Class B shares of the Fund and in connection therewith, upon receipt of notice of such Transfer, the Fund shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third party beneficiaries, such portion of such Distributor's Service Fees, Allocable

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Portion  of the  Distribution  Fees or CDSCs in respect of the Class B shares of the Fund so Transferred and except as provided in (II) above notwithstanding anything to the contrary set forth in this Plan or in the Distributor's Contract, to the extent such Distributor has Transferred its rights to its Allocable Portion of the Distribution Fees and CDSCs, the Fund's obligation to pay such Distributor's Allocable Portion of the Distribution Fees and CDSCs payable in respect of the Class B shares of the Fund shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor (it being understood that such provision is not a waiver of the Fund's right to pursue such Distributor and enforce such claims against the assets of such Distributor other than its right to the Distribution Fees and CDSCs in respect of the Class B shares of the Fund transferred in connection with such Transfer). For purposes of this Plan, the term "Allocable Portion" of Distribution Fees or CDSCs payable in respect of the Class B shares of the Fund as applied to any Distributor shall mean the portion of Distribution Fees or CDSCs payable in respect of the Fund allocated to such Distributor in accordance with the Allocation Schedule (as defined in the Distributor's Contract as it relates to the Class B shares of the
Fund). For purposes of this Plan, the term "Complete Termination" of this Plan in respect of any Class B shares of the Fund means a termination of this Plan involving the complete cessation of the payment of Distribution Fees in respect of all Class B shares of the Fund, and the termination of the distribution plans and the complete cessation of the payment of distribution fees pursuant to every other Distribution Plan pursuant to Rule 12b-1 in respect of the Class B shares of the Fund and any successor fund or any fund acquiring a substantial portion of the assets of the Fund and for every future class of shares which has substantially similar characteristics to the Class B shares of the Fund taking into account the manner of payment and amount of sales charge, CDSC, or other similar charges borne directly or indirectly by the holders of such shares; provided that (a) the Trustees of the Fund, including the Qualified Trustees (as defined hereinafter) of the Fund, shall have determined that such termination is in the best interest of the Fund and the shareholders of the Fund, and (b) such termination does not alter the CDSC as in effect at the time of such termination applicable to Commission Shares of the Fund, the Date of Original Issuance (as defined in the Allocation Schedule) of which occurs on or prior to such termination.

     SECTION 3. This Plan shall not take effect with respect to any class until it has been approved by the vote of a majority of the outstanding voting securities of such class of the Fund.

     SECTION 4. This Plan shall not take effect with respect to any class until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by
Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Trustees of the Fund, and (b) the Qualified Trustees (as defined hereinafter) of the Fund (as defined below in Section 10), cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.

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     SECTION 6. Any person  authorized to direct the  disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Fund, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7. This Plan may be terminated in its entirety or with respect to any class at any time by vote of a majority of the Qualified Trustees, or, with respect to any class, by the vote of a majority of the outstanding voting securities of such class of the Fund.

     SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

          A. That such agreement may be terminated at any time in its entirety with respect to a class, without payment of any penalty, by vote of a majority of the Qualified Trustees or with respect to any class, by vote of a majority of the outstanding voting securities of such class of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

          B. That such agreement shall terminate automatically in the event of its assignment.

     SECTION 9. This Plan may not be amended to increase materially the amount of distribution fees paid by any class of shares of the Fund pursuant to Section 1 or Section 2 hereof without the vote of a majority of the outstanding voting securities of such class of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) shall be committed to the discretion of the Disinterested Trustees then in office.

     SECTION 12. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, and any information, estimates, projections and other materials, that serve as a basis therefor, considered by the Trustees, for a period of not less than six years from the date of this Plan, or the agreements or reports, as the case may be, the first two years in an easily accessible place.

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     SECTION 13. The  Declaration  of Trust,  establishing  the Fund,  a copy of which together with all amendments thereto (the "Declaration") is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Pilgrim Growth Opportunities Fund" refers to the Trustees under the Declaration collectively as trustees, but not individually or personally; and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund, but the Fund property only shall be liable.

     SECTION 14. The provisions of this Plan are severable for each class of shares of the Fund and if the provisions of the Plan applicable to a particular class of shares are terminated, the remainder of the Plan provisions application to the other remaining classes shall not be invalidated thereby and shall be given full force and effect.

Dated: August 7, 2001

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